                                                                    Exhibit 10.8
                               CONSULTANT AGREEMENT


Consultant Agreement, between Aquatic Cellulose (the "Company") and Les Westgarde (the " Consultant ").

1. For good consideration, the Company employs the consultant on the following terms and conditions.

2. TERM OF EMPLOYMENT. Subject to the provisions for termination set forth below this agreement will begin on Oct 1, 2006.

3. SALARY. The Company shall pay a salary of $5000 per month, for the services of the Consultant, payable by monthly for three months commencing October 1, 2006 to Dec 31, 2006. After which, at the Company's option to renew this contract may have option to pay the Consultant 80% in cash and 20% in stock for services rendered.

4. VACATION. The Consultant shall be entitled to a yearly vacation of 3 weeks at full pay.

5. DUTIES AND POSITION. The Company hires the Consultant in the capacity of office administration and the Consultants duties may be reasonably modified at the Company's discretion from time to time.

6. CONFIDENTIALITY OF PROPRIETARY INFORMATION. Consultant agrees, during the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Consultant reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Consultant from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed, the right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Consultant for a breach or threatened breach of this condition, including the recovery of damages from the Consultant.

7. REIMBURSEMENT OF EXPENSES. The Consultant may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Consultant for all business expenses after the Consultant presents an itemized account of expenditures, pursuant to Company policy.

8. TERMINATION OF AGREEMENT. Without cause, if the Company terminates this agreement at any time, the Company will pay the Consultant on the date of the termination a severance allowance of 3 months Salary

9. SETTLEMENT BY ARBITRATION. Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction.

10. ASSUMPTION OF AGREEMENT BY COMPANY'S SUCCESSORS AND ASSIGNEES. The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.


SIGNED THIS 01 DAY OF OCTOBER, 2006


/S/ SHERIDAN B. WESTGARDE                   /S/ LES W. WESTGARDE
-------------------------                   --------------------
President                                   Consultant